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                                                                     Exhibit 5.1
                    [CHOATE, HALL & STEWART LLP LETTERHEAD]


                                  May 25, 2005

Sierra Pacific Resources
P.O. Box 10100
6100 Neil Road
Reno, NV 89520-3150

Ladies and Gentlemen:

      This opinion is delivered in connection with the filing of a registration statement on Form S-3, File No. 333-123835 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to $275,000,000 aggregate principal amount of debt securities ("Debt Securities") of the Company, as described in the Registration Statement. The Debt Securities are to be issued pursuant to an Indenture dated as of May 1, 2000, as amended and supplemented to the date hereof (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee").

      In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

      As counsel for the Company, we are of the opinion that:

      The Company is a corporation duly organized and legally existing under the laws of the State of Nevada.

      When the following steps shall have been taken, the new Debt Securities will be valid, legal and binding obligations of the Company:

      (a) The action, resolution or consent of the Board of Directors of the Company or a duly authorized committee thereof, authorizing and approving the pricing terms and conditions of the Debt Securities;

      (b) Compliance with the Securities Act and the Trust Indenture Act of 1939, as amended, and action of the Securities and Exchange Commission permitting the Registration Statement to become effective;

      (c) Execution and filing with the Trustee of the proper papers with respect to the Debt Securities; and

      (d) Issuance and delivery of the Debt Securities in accordance with the corporate authorizations and in accordance with the terms and provisions of the Indenture.

      This opinion is limited to the laws of the State of New York and the federal laws of the United States of America. Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Nevada, we base it on the opinion of Messrs. Woodburn and Wedge of Reno, Nevada, as evidenced by the opinion of such firm to be filed with the Registration Statement and the consent contained in such opinion to the statements made in the Registration Statement in regard to such firm. Our opinions as to such matters are based on the assumptions and subject to the qualifications and limitations set forth in such opinion letter.

      We hereby consent to be named in the Registration Statement and in any amendments thereto as counsel for the Company, to the statements with reference to our firm made in the Registration Statement under the caption "Legal Opinions", and to the filing and use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                         /s/  CHOATE, HALL & STEWART LLP